EXHIBIT 10.24
MURPHY OIL CORPORATION
TIME-BASED RESTRICTED STOCK UNIT - CASH SETTLED
GRANT AGREEMENT

Time-Based Restricted Stock Unit - Cash Award Number [[GRANTNUMBER]]	Name of Grantee [[FIRSTNAME]] [[MIDDLENAME]] [[LASTNAME]]	Number of Restricted Stock Units Subject to this Grant [[SHARESGRANTED]]

This Time-Based Restricted Stock Unit - Cash Settled Award (the “Award”) is granted on and dated [[GRANTDATE]] (the “Grant Date”), by Murphy Oil Corporation, a Delaware corporation (the “Company”), pursuant to and for the purposes of the 2020 Long-Term Incentive Plan (the “Plan”), subject to the provisions set forth herein and in the Plan. Any terms used herein and not otherwise defined shall have the meaning set forth in the Plan.

1. The Company hereby grants to the individual named above (the “Grantee”) an Award of Time-Based Restricted Stock Units – Cash Settled each equal in value to one share of Common Stock (collectively, the “Units”). This Award will only settle in cash and no Shares will be issuable under this Award.

2. This Award is subject to the following vesting and time lapse restrictions:
(a) In accordance with the Plan, this Award will fully vest on the third anniversary of the Grant Date (the “Vesting Date”) and the Grantee will be paid in cash the Fair Market Value of the Shares underlying his/her vested Units as of the Vesting Date, less applicable withholding taxes; provided that, except as set forth in Section 2(c) below, the Grantee is employed by the Company on the Vesting Date.
(b) In the event that the Grantee’s employment terminates anytime prior to the Vesting Date, except for reason of death, disability or retirement (as determined by the Plan), he/she will forfeit this Award.
(c) In the event of the Grantee’s death, disability or retirement prior to the Vesting Date, any then outstanding Units pursuant to this Award shall vest on the date of the Grantee’s termination of employment in a pro-rated amount determined by multiplying the number of units granted by a fraction, the numerator of which is the number of months in the period beginning on the Grant Date and ending on the last day of the month in which the Grantee terminates employment, and the denominator of which is the total number of months in the Restricted Period. The Grantee (or his/her beneficiary) will be paid in cash the Fair Market Value of the Shares underlying his/her vested Units as of the termination date, less applicable withholding taxes, as soon as reasonably practicable following the date of the Grantee’s termination of employment.
3. The Award will fully vest and 100 percent (100%) of the Units granted will be deemed to be earned as of the date of a Change in Control and the Grantee will be paid in cash the Fair Market Value of the Shares underlying his/her vested Units as soon as reasonably practicable following the date of the Change in Control, less applicable withholding taxes; provided, however, that no payment will be made until the original Vesting Date unless the Change in Control also qualifies as a “change in control event” as determined under Section 409A.

4. In the event of any relevant change in the capitalization of the Company subsequent to the Grant Date and prior to the Vesting Date, the number of Units may be equitably adjusted pursuant to the Plan to reflect that change.

5. This Award is not assignable except as provided in the case of death and is not subject in whole or in part to attachment, execution or levy of any kind.

6. The Grantee shall have no voting rights with respect to Shares underlying the Units.
    7. The Grantee shall not be eligible to receive any dividends or other distributions paid with respect to these Units during the Restricted Period. An amount equivalent to the cash value of these dividends and/or other distributions shall be paid to the Grantee upon payment of the Award. Any such payment (unadjusted for interest) shall be made in cash, less applicable withholding taxes.

    8. The Plan and this Agreement are administered by the Committee. In the event of any conflict between the terms and provisions of the Plan and this Agreement, the terms and provisions of the Plan shall control. The Committee has the full authority and discretion to interpret and administer the Plan consistent with the terms and provisions of the Plan.

Attest:                        Murphy Oil Corporation
_______________________________________     By _______________________________________